Officer Transition SSPONSORING ORGANIZATION : People Services

PURPOSE
The firm will support the transition efforts of departing Officers when business conditions, changes in the firm's strategy, Officer performance, and other factors (other than misconduct) cause the firm to terminate an Officer's employment. This policy applies to Officers who are not otherwise subject to termination or separation provisions, such as agreed to in an employment agreement between the firm and the Officer. Where such agreement exists, it supersedes to the extent inconsistent with this policy.

SCOPE
This policy applies to all Senior Vice Presidents and above (“Officers”) of the firm.

POLICY
Transition support may include a reasonable period of continued employment with reduced work requirements during which time the Officer can pursue other employment/business opportunities.

Transition Period
Officers may receive up to three (3) months’ of continued employment following the transition effective date ("Transition Effective Date”) set forth in the notification letter of termination by the firm (“Termination Notice”) to transfer open receivables, client matters, and other organizational responsibilities. An Officer’s employment with the firm will cease (the “Transition Separation Date”) upon the earlier of (1) the 3-month anniversary of the Transition Effective Date and (2) the date on which the Officer becomes an employee of another organization and/or engages in any business development activities in competition with the firm. The period of time beginning on the Transition Effective Date set forth in the Termination Notice and ending on the Transition Separation Date is the “Transition Period.”

Client and Administrative Obligations
During the Transition Period, the Officer is expected to complete/transfer all current and ongoing client responsibilities and/or administrative duties during such time frame as designated by a supervising Officer. The Officer is not required to initiate new client assignments/duties. Officers will be expected to be available to work as directed by a designated supervising Officer.

During the Transition Period, the Officer is expected to actively pursue other employment/business opportunities.

Payment(s) During Transition
During the Transition Period, the Officer's compensation will be equal to his/her base salary in effect on the Transition Effective Date. Compensation will continue to be paid on the regular payroll date during the Transition Period.

Should the Officer choose to terminate their employment or become employed by another entity prior to the 3-month anniversary of the Transition Effective Date, they may be eligible to receive a lump sum payment equivalent to the amount of continued base salary for the remainder of the three-month period with the approval of the Chief People Officer.
Benefits and Perquisites During Transition Period
During the Transition Period, the Officer will continue to be eligible for:

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•Current medical and other insurance and benefit programs in which they are enrolled on the Transition Effective Date.
Participation in the firm’s retirement ECAP program; provided, however, that the Officer must be employed on the date that the annual Officer Supplemental Retirement Plan payment is made to other eligible Officers in order to receive it.
•Reimbursement for existing Officer perquisites that were approved prior to the Transition Effective Date.

Payment After Transition Separation Date
Following the Transition Separation Date, the Officer may be eligible to receive:
•A lump sum payment equal to one-month’s base salary per completed year as an Officer with a minimum of two months and a maximum of nine months.
•Three month’s COBRA premium paid to our COBRA administrator for current medical/dental coverage. If the Officer secures alternate employment that offers group medical/dental coverage, COBRA premium payments will be discontinued. An Officer is responsible for notifying the firm as soon as possible of such alternate employment.
•These payments will be made within 90 days of the Transition Separation Date.

Transition Services
The Officer is eligible for reimbursement for transition assistance from a pre-approved provider up to a maximum of $30,000 for eligible services. Expenses must be incurred and submitted prior to the Transition Separation Date.

Annual Bonus Payment
Bonus eligibility will end on the Transition Effective Date. At the sole discretion of the firm, upon recommendation of management, and with the approval of the Compensation, Culture and People Committee of the Board of Directors in the case of Section 16 Officers, a bonus payment for the portion of the fiscal year prior to the Transition Effective Date may be made to a departing Officer based on performance and in consideration of successful discharge/transfer of Officer-related responsibilities. (Refer to the Officer Annual Performance Bonus policy.) Departing Officers who are approved for bonuses during any fiscal year will receive bonus payments when that fiscal year's bonuses are paid to active Officers, which will occur within two-and-a-half months of fiscal year end; provided, however, that a departing Officer who previously elected to defer a portion of such bonus under the Booz Allen Hamilton Inc. the Nonqualified Deferred Compensation Plan will receive payment in accordance with the terms of such plan.

Equity
Matters related to equity in Booz Allen Hamilton Holding Corporation shall be governed by the Equity Incentive Plan (EIP), as may be amended from time to time, and the applicable Award Agreement(s).

Other Payments
Any payments and/or reimbursements in addition to those established by these guidelines must be approved by the CEO and Chief People Officer.

Cost Allocation
Costs associated with the continuation of work, fringe, and transition benefits are paid by the Officer's business unit.

Release of Claims
To receive the transition payments and benefits described in this policy, an Officer must sign, and not revoke, a release agreement (and subsequent reaffirmation, as applicable) with the firm. All transition payments and benefits will be paid and provided in accordance with applicable laws, subject to any required tax withholding and applicable deductions (e.g., garnishments, support orders, and levies; benefit premiums; and 401(k) deferrals and loan repayments) as in effect on the Transition Effective Date. Notwithstanding anything in this policy to the contrary, if the period during which you have discretion to execute or revoke the release agreement straddles two calendar years, any payment(s) and/or benefit(s) that would otherwise be payable in the first of such two calendar years shall not be paid or begin until the first day of the second calendar year to the extent required by Section

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409A of the Code. Failure by an Officer to execute an irrevocable release agreement (and subsequent reaffirmation, as applicable) within the time frame established by the firm will result in the Officer’s forfeiture of any right to any payments or benefits otherwise payable under this Policy.

The Benefits Plans Committee (“BPC”), or its delegate, is responsible for administering the benefits described in this policy to the extent such benefits are subject to ERISA, including the lump sum transition payment payable to each Officer. The lump sum transition payment described in this policy is unfunded and provided by the firm primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The lump sum transition payment shall be made to an Officer only if the BPC, in its sole discretion, decides that the Officer is entitled to it. Officers who are denied a lump sum transition payment, in part or in full, to which they believe they are entitled may file a written request for such payment with the BPC, or its delegate, and such request will be reviewed in accordance with applicable law, including the claims procedures under ERISA.

RELATED POLICIES
•Officer Annual Performance Bonus Policy
•Officer Perquisites

POINTS OF CONTACT AND ADDITIONAL RESOURCES
General questions or exceptions regarding this policy can be directed to the Chief People Officer or Talent Strategy Officer.

REPORTING CONCERNS
We expect Booz Allen people to comply with our policies and Code of Ethics and Business Conduct. As outlined in the Mandatory Reporting and Non-Retaliation Policy, if you observe or have reasonable suspicion that a Booz Allen policy or the Code has been violated, you have a responsibility as part of your employment to promptly report your concerns via one of our official firm reporting channels:

•Your Job Leader or Career Manager
•An Ethics Advisor
•Employee Relations
•The firm’s Ethics & Compliance Team (ethics@bah.com)
•The firm’s Chief Ethics and Compliance Officer
•The firm’s Ethics Hotline (at +1-800-501-8755 (US) or +1-888-475-0009 (international) or (http://speakup.bah.com), Concerns may be raised anonymously

We take all allegations of misconduct seriously, investigate them promptly and strictly prohibit retaliation against any person who raises a good faith ethical or legal concern

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